Exhibit 10.4
UGI CORPORATION
2021 INCENTIVE AWARD PLAN
AMENDMENT TO PERFORMANCE UNIT AWARD AGREEMENT

This AMENDMENT TO PERFORMANCE UNIT AWARD AGREEMENT (this “Amendment”) is made and entered into as of November 20, 2025 by and between UGI Corporation, a Pennsylvania corporation (the “Company”), and Mario Longhi (the “Participant”).

The Company and the Participant are parties to that certain Performance Unit Award Agreement dated as of November 1, 2024 (the “Agreement”), which granted the Participant an award of Performance Units that were issued under the UGI Corporation 2021 Incentive Award Plan (the “Plan”). The parties hereto desire to amend the Agreement as provided herein. Capitalized terms used in this Amendment but not otherwise defined herein shall have the meanings ascribed thereto in the Agreement or the Plan.

NOW, THEREFORE, the parties to this Amendment, intending to be legally bound, agree as follows:

1.The following Section 18 is hereby added to the Agreement to read as follows:

“18. Deferral Election for Performance Units.

(a)Deferral Election. The Participant may elect to defer settlement of all or a portion of the Performance Units that may become earned for the Second Measurement Period and the Third Measurement Period. Any such election may only be made to the extent it is compliant with Section 409A and must be made at least six (6) months prior to the end of the applicable measurement period. All deferral elections shall be subject to such procedures, rules and forms as the Committee may prescribe, consistent with Section 409A.

(b)Form of Election. A deferral election under this Section 18 shall be made in writing (or in such electronic form as the Committee may prescribe) and shall specify: (i) the percentage or number of earned Performance Units to be deferred; and (ii) the time and form of payment (lump sum or annual installments of not less than two years and no more than ten years).

(c)Deferral Account. Deferred Performance Units shall be credited to a bookkeeping account (the “Deferral Account”). Each deferred Performance Unit shall be deemed equivalent in value to one share of common stock of the Company and shall be credited with additional Dividend Equivalents until payment is made under Section 18(d).

(d)Payment Date. Deferred Performance Units (and related Dividend Equivalents) shall be settled in shares (or cash, if determined by the Committee) upon the earliest to occur of: (i) the lump sum or installment payments commencing in accordance with the payment schedule elected by the Participant under this Section 18 (ii) a Change in Control, to the extent permitted under Section 409A;, and (iii) the death of the Participant. In addition, any payments to a “specified employee,” if any, shall be delayed six (6) months as required by Section 409A.

(e)Section 409A Compliance. This Section 18 is intended to comply with the performance-based compensation deferral rules of Section 409A of the Code and shall be interpreted and administered accordingly.

2.Except as expressly amended herein, the Agreement remains in full force and effect.

    IN WITNESS WHEREOF, the parties have caused this Amendment to the Agreement to be executed as of the date first written above.

/s/ Mario Longi Mario Longhi Participant